EXHIBIT 32

SECTION 1350 CERTIFICATIONS

Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended June 30, 2009 of Allstate Life Insurance Company filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of Allstate Life Insurance Company.

August 11, 2009
/s/ George E. Ruebenson
George E. Ruebenson
President and Chief Executive Officer

/s/ John C. Pintozzi
John C. Pintozzi
Senior Vice President and Chief Financial Officer

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